Exhibit 10.1

SECOND AMENDMENT dated as of July 2, 2007 (this “Amendment”) to the Credit Agreement dated as of August 20, 2004, as amended and restated as of November 4, 2005 and as amended by the First Amendment dated as of April 10, 2007 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BLOCKBUSTER INC. (the “Borrower”), the Lenders from time to time parties thereto and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for such Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower and the Lenders have agreed, on the terms and subject to the conditions set forth herein, to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement, as amended hereby.

SECTION 2. Amendment to the Credit Agreement. Effective as of the Amendment Effective Date (as defined in Section 5), the Credit Agreement is hereby amended as follows:

(a) The definition of the term “Applicable Margin” in Article I of the Credit Agreement is amended in its entirety as follows:

“Applicable Margin” means, for any day with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, a Tranche A Term Loan or a Tranche B Term Loan, the applicable rate per annum set forth below under the caption “Tranche A and Revolving ABR Spread”, “Tranche A and Revolving Eurodollar Spread”, “Tranche B ABR Spread” or “Tranche B Eurodollar Spread”, as the case may be, based upon the rating by S&P and Moody’s, respectively, applicable on such date to the Index Debt plus, solely in the case of Category 3, the Additional Margin in effect on such day:

Index Debt Ratings	Tranche A and Revolving ABR Spread	Tranche A and Revolving Eurodollar Spread	Tranche B ABR Spread	Tranche B Eurodollar Spread
Category 1 B+ or B1 or higher	1.75%	2.75%	2.00%	3.00%

Category 2 B or B2	2.25%	3.25%	2.50%	3.50%

Category 3 lower than B or B2	2.50%	3.50%	2.75%	3.75%

provided that, for any day from July 13, 2007 through (and including) April 6, 2008, the Applicable Margin then in effect shall be the greater of (a) the Applicable Margin as determined in accordance with the foregoing definition and (b) the applicable rate set forth below:

Tranche A and Revolving ABR Spread	Tranche A and Revolving Eurodollar Spread	Tranche B ABR Spread	Tranche B Eurodollar Spread
2.50%	3.50%	2.75%	3.75%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Category 3; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Margin shall be based on the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed, such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

(b) The definition of the term “Consolidated EBITDA” in Article I of the Credit Agreement is amended by deleting the word “and” from the end of paragraph (i) and adding new paragraphs (k), (l) and (m), in each case to read as follows:

“(k) decreases in Consolidated EBITDA, to the extent such decreases are attributable to a business disposed of in the previous 12 months, provided that the aggregate amount of decreases added to Consolidated EBITDA for any period of four consecutive fiscal quarters shall not exceed $10,000,000;

(l) non-recurring cash charges incurred during such period in connection with that certain litigation identified to the Administrative Agent in the letter dated as of July 2, 2007 from the Borrower to the Administrative Agent; provided that the cumulative aggregate amount of charges added to Consolidated EBITDA for all periods relating to such litigation (or utilized pursuant to clause (m) below) shall not exceed the amount agreed to by the Administrative Agent in such letter; and

(m) non-recurring cash charges incurred during such period in connection with (i) severance payments made during such period to the Borrower’s chief executive officer or employees or (ii) the termination of real estate leases in connection with Store closings, in each case, to the extent deducted in determining Consolidated Operating Income for such period; provided that the cumulative aggregate amount of charges added to Consolidated EBITDA for all periods relating to such payments shall not exceed $10,000,000 plus the amount, if any, that would have been added back under clause (l) above but was not utilized by that clause;”

(c) The following definition shall be added to Article I of the Credit Agreement:

“‘Related Business’ means any business in which the Borrower or any Subsidiary was engaged in as of July 2, 2007 and any similar business directly related or directly ancillary to such business.”

(d) The following sentence shall be added to the end of Section 1.03 of the Credit Agreement:

“Each reference in this Agreement to a fiscal quarter ended March 31, June 30, September 30 or December 31 and to a fiscal year ended December 31 shall mean the fiscal quarter, or fiscal year, as applicable, ended on or around such date.”

(e) Paragraph (b) of Section 2.09 is amended by deleting the first two lines of the table therein. Simultaneously with the effectiveness of this Amendment (pursuant to Section 5 below) the Revolving Commitments shall be reduced by $50,000,000 and the Borrower will effect any prepayment required thereby pursuant to Section 2.12 of the Credit Agreement.

(f) Paragraph (c) of Section 2.12 is amended to read in its entirety as follows:

“(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within ten Business Days after such Net Proceeds are received, prepay Term Borrowings and, after the Term Borrowings have been repaid in full, prepay Revolving Borrowings and permanently reduce the Revolving Commitments, (i) in an aggregate amount equal to 100% of such Net Proceeds, in the case of any Prepayment Event consisting of a sale, transfer or disposition of assets or Equity Interests made in reliance on clause (d) of Section 6.05, (ii) in an aggregate amount equal to (A) 50% of the initial $50,000,000 of such Net Proceeds and (B) 75% of such Net Proceeds in excess of the initial $50,000,000 of Net Proceeds in the case of any Prepayment Event consisting of a sale, transfer or disposition of assets or Equity Interests made in reliance on clause (e) of Section 6.05 and (iii) in an aggregate amount equal to 75% of such Net Proceeds in all other cases; provided that, only in the case of Prepayment Events covered by clause (ii) or (iii), if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to construct or acquire assets all or substantially all of which shall be used in a Related Business, or acquire all or substantially all the Equity Interests in a Person all or substantially all of whose assets are a Related Business, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such Prepayment Event covered by clause (ii) or (iii) (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, at which time a prepayment shall be required in an amount equal to the percentage set forth above of such Net Proceeds from such event that have not been so applied; and provided further, however, that the aggregate amount of Net Proceeds from all such events which the Borrower elects to reinvest shall not exceed $10,000,000 (and the Borrower shall not be entitled to deliver certificates pursuant to the preceding proviso from and after the time that the amount of Net Proceeds the Borrower elected to reinvest equals or exceeds such amount).”

(g) Section 2.13 is amended by revising paragraph (c) and adding a new paragraph (f) at the end of such Section, in each case to read as follows:

“(c) All optional prepayments of Loans and voluntary reductions of Revolving Commitments effected on or prior to April 6, 2008 in connection with a substantially concurrent issuance or incurrence of Indebtedness or lending commitments under any bank credit facility (including any replacement or incremental loan or revolving credit facility effected pursuant to an amendment of this Agreement) which has the effect of repricing or refinancing of all or any portion of the Loans or Revolving Commitments will be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of any such prepayment or reduction, as the case may be, if the Applicable Margin, Commitment Fee Rate or similar interest rate spread or commitment fee applicable to such Indebtedness or lending commitments is, or upon satisfaction of certain conditions could be, less than the Applicable Margin or Commitment Fee Rate applicable to such Loans or such Revolving Commitments, on the refinancing date. Such prepayment fee shall be paid by the Borrower to the Administrative Agent, for the accounts of the applicable Lenders, on the date of such prepayment.

(f) In the event that the Borrower’s Leverage Ratio on April 6, 2008 (i) exceeds 3.00 to 1.00 but does not exceed 3.50 to 1.00, the Borrower shall pay a fee equal to 0.25% of the aggregate amount of Revolving Commitments (whether used or unused) and outstanding Term Loans on such date, or (ii) exceeds 3.50 to 1.00, the Borrower shall pay a fee equal to 0.50% of the aggregate amount of Revolving Commitments (whether used or unused) and outstanding Term Loans on such date, which fee, in each case, shall be paid by the Borrower to the Administrative Agent, for the accounts of the Lenders, no later than May 21, 2008.”

(h) Section 6.05 is amended by revising paragraphs (d) and (e) and the proviso at the end of such Section, in each case to read as follows:

“(d) sales, transfers and other dispositions of assets (including sales of Equity Interests), except to the extent made in reliance on clause (e) of this Section, that are consummated after July 2, 2007, and are not permitted by any other clause of this Section; provided that (i) the cumulative aggregate fair market value of all assets (including Equity Interests) sold, transferred or otherwise disposed of in reliance upon this clause (d) (determined at the time of any such sale or disposition and without regard to subsequent changes in such value) shall not exceed $45,000,000 and (ii) 100% of the Net Proceeds of all sales, transfers or other dispositions of assets (including Equity Interests) made in reliance on this clause (d) shall be applied to the prepayment of Term Borrowings and prepayments of Revolving Borrowings and permanent reductions of Revolving Commitments pursuant to Section 2.12(c); and

(e) sales, transfers and other dispositions of assets (including sales of Equity Interests), except to the extent made in reliance on clause (d) of this Section, that are consummated after July 2, 2007, and are not permitted by any other clause of this Section; provided that (i) the cumulative aggregate fair market value of all assets (including Equity Interests) sold, transferred or otherwise disposed of in reliance upon this clause (e) (determined at the time of any such sale or disposition and without regard to subsequent changes in such value) shall not exceed $75,000,000 and (ii) the Net Proceeds of all sales, transfers or other dispositions of assets (including Equity Interests) made in reliance on this clause (e) shall be applied to the prepayment of Term Borrowings and prepayments of Revolving Borrowings and permanent reductions of Revolving Commitments pursuant to and in the amounts required by Section 2.12(c);

provided that all sales, transfers, leases and other dispositions permitted hereby (including sales of Equity Interests) (i) shall (except in the case of those permitted by clause (b) above) be made for fair value and (ii) shall be made solely for consideration of which at least 75% thereof is in cash or cash equivalents (provided that sales of Permitted Investments shall be made solely for cash or cash equivalents and Permitted Store Sales and Permitted Store Swaps may be effected for non-cash consideration to the extent permitted by clause (c) above). The Borrower may, to the extent that all or any part of each of the baskets established by clauses (d) and (e) are then available, allocate separate portions of a single sale, transfer or disposition to each such basket, provided that the portion allocated to the basket under either such clause complies with all the requirements of such clause (in which case such portion will be treated as a separate sale, transfer or disposition, for purposes of determining such compliance and Net Proceeds will be determined by allocating costs and expenses to each portion on a pro rata basis).”

(i) Section 6.12 is amended by replacing the date “December 31, 2007” with the date “January 4, 2009”.

(j) Paragraph (a) of Section 6.13 is amended to read as follows:

“(a) The Borrower will not permit the Leverage Ratio on January 5, 2009, or any date thereafter to be greater than 2.50 to 1.00.”

(k) Paragraph (b) of Section 6.13 shall be deleted.

(l) Section 6.14 is amended by replacing the caption of the left hand column of the table with the caption “Fiscal Year”.

(m) Section 6.15 is amended by deleting the table therein in its entirety and replacing it with the following table:

Period	Minimum Amount
From April 1, 2007 through (and including) September 30, 2007	$140,000,000

From October 1, 2007 through (and including) January 6, 2008	$165,000,000

From January 7, 2008 through (and including) April 6, 2008	$180,000,000

From April 7, 2008 through (and including) July 6, 2008	$200,000,000

From July 7, 2008 through (and including) October 5, 2008	$225,000,000

From October 6, 2008 through (and including) January 4, 2009	$250,000,000

SECTION 3. Waiver. Effective as of the Amendment Effective Date and subject to the conditions in Section 5 below, the Administrative Agent and each Lender party hereto (such Lenders constituting the Required Lenders) hereby waives any Default or Event of Default resulting from the Borrower’s failure to comply with Section 6.15(b) of the Credit Agreement with respect to the period of four consecutive fiscal quarters ending July 1, 2007.

SECTION 4. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that as of the date hereof:

(a) immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; and

(b) all representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects as of the date hereof (except with respect to representations and warranties expressly made only as of an earlier date, which representations were true and correct in all material respects as of such earlier date).

SECTION 5. Effectiveness. This Amendment shall become effective as of the first date on or before July 16, 2007 (the “Amendment Effective Date”) on which the following conditions have been satisfied:

(i) the Administrative Agent shall have received counterparts hereof duly executed and delivered by the Borrower and the Required Lenders;

(ii) the Administrative Agent shall have received from the Borrower, in immediately available funds, for the account of each Lender that has executed and delivered a counterpart of this Amendment prior to 12:00 noon, New York time, on July 13, 2007, an amendment fee equal to 0.40% of the aggregate amount of each such Lender’s Revolving Commitment and outstanding Term Loans; and

(iii) the Administrative Agent shall have received all fees and other amounts due and payable to it on or prior to the Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower pursuant to the Credit Agreement or this Amendment.

SECTION 6. No Other Amendments; Confirmation. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically amended hereby. On and after the Amendment Effective Date hereof, any reference to the Credit Agreement contained in the Loan Documents shall mean the Credit Agreement as modified hereby.

(b) The definition of the term “Applicable Margin” in Article I of the Credit Agreement (as amended hereby) shall apply and be effective for the period beginning on (and including) the Amendment Effective Date, and the definition of the term “Applicable Margin” in Article I of the Credit Agreement (exclusive of any amendment hereby) shall apply and be effective for periods prior to (but not including) the Amendment Effective Date.

SECTION 7. Expenses. The Borrower agrees to pay or reimburse reasonable out-of-pocket expenses of the Administrative Agent in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 8. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

SECTION 9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BLOCKBUSTER INC.,

by	/s/ Mary Bell
Name:	Mary Bell
Title:	Senior Vice President, Finance & Accounting and Corporate Treasurer

JPMORGAN CHASE BANK, N.A. individually and as Administrative Agent,

by	/s/ Barry Bergman
Name:	Barry Bergman
Title:	Managing Director

SIGNATURE PAGE FOR

SECOND AMENDMENT

DATED AS OF JULY 2, 2007

TO BLOCKBUSTER INC.

AMENDED AND RESTATED

CREDIT AGREEMENT

To approve this Amendment:

Institution:	*

By
Name:
Title:

For any Lender requiring a second signature line

By
Name:
Title:

*	The Second Amendment was approved by the Required Lenders (as defined under the Credit Agreement).